FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433 Registration No. 333-208825-01

«PRICING DETAILS« $300mm HDMOT 2016-A (Motorcycle)

New Issue:	Harley-Davidson Motorcycle Trust 2016-A
Joint Leads:	J.P. Morgan (struc), Wells Fargo
Co-Managers:	Barclays, CastleOak, TD Securities

CLS	AMT(MM)	MDY/S&P	WAL	WIN	E.FNL	L.FNL	SPREAD	YLD%	CPN%	$PX
A-1	$56.70	P-1/A-1+	0.31	01-07	01/17	06/17		0.590	0.59	100.00000
A-2	$96.00	Aaa/AAA	1.08	07-19	01/18	06/19	EDSF+28	1.095	1.09	99.99731
A-3	$96.00	Aaa/AAA	2.30	19-37	07/19	01/21	IS+39	1.347	1.34	99.99269
A-4	$40.73	Aaa/AAA	3.44	37-43	01/20	04/22	IS+55	1.619	1.61	99.98807
B	$10.57	Baa1/BBB+	3.58	43-43	01/20	03/24	IS+165	2.732	2.71	99.97756

Expected Pxg:	Priced		Registration:	SEC Registered
Expected Settle:	06/15/16		Expected Rtgs:	Moody’s/S&P
First Payment:	07/15/16		Min Denoms:	$1k by $1k
Ticker:	HDMOT	2016-A	Pricing Speed:	1.4% ABS (10% Clean Up Call)
CUSIPs:	A-1:	41284DAA0	Bill & Deliver:	J.P. Morgan
	A-2:	41284DAB8
	A-3:	41284DAC6
	A-4:	41284DAD4
	B:	41284DAF9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.